Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports First Quarter 2016 Earnings
Earnings per share of $0.62 for first quarter 2016, compared to $0.52 for first quarter 2015 and $0.65 for fourth quarter 2015

CHICAGO, April 21, 2016 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $49.6 million, or $0.62 per diluted share, for the first quarter 2016, compared to $41.5 million, or $0.52 per diluted share, for the first quarter 2015, and $52.1 million, or $0.65 per diluted share, for the fourth quarter 2015.

“We had a solid first quarter as we continued to drive results through consistent execution and delivery for our clients,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We generated solid loan origination activity, deposit growth and cross-sell opportunities and benefited from a full quarter's impact of the December rate rise. Asset quality remains strong and our portfolio is performing well as we would expect at this point in the cycle. Our first quarter results were a good start to the year. We are positioned well as we continue adding new relationships and expanding what we do for existing clients to build long-term value for our shareholders.”

First Quarter 2016 Highlights

•	Total loans grew to $13.5 billion, up $1.3 billion from a year ago and $191.2 million from December 31, 2015.

•
Total deposits were $14.5 billion, increasing $363.1 million from a year ago and $119.3 million from December 31, 2015. Noninterest-bearing demand deposits grew 10 percent from a year ago, representing 30 percent of total deposits at March 31, 2016, comparable to December 31, 2015.

•
Net interest margin was 3.30 percent, up from 3.21 percent for the first quarter 2015 and 3.25 percent for the fourth quarter 2015. The current quarter reflected the benefit from the fourth quarter's rise in short-term interest rates.

•
Operating profit of $83.8 million for the first quarter 2016 increased 14 percent from the first quarter 2015, benefiting from continued growth in earning assets and higher short-term rates. Compared to the fourth quarter 2015, operating profit declined 4 percent, as the current quarter included seasonally higher employee expense.

•	The provision for loan and covered loan losses was $6.4 million for the first quarter 2016, compared to $5.6 million for the first quarter 2015 and $2.8 million for the fourth quarter 2015.

•	Return on average assets was 1.15 percent and return on average common equity was 11.4 percent for the first quarter 2016.

Operating Performance

Net interest income grew to $139.5 million in the first quarter 2016, increasing 14 percent from the first quarter 2015 and 2 percent from the fourth quarter 2015. The December 2015 interest rate increase and growth in average loans of 11 percent from the first quarter 2015 and 1 percent from the fourth quarter 2015 positively benefited net interest income.

Net interest margin was 3.30 percent in the first quarter 2016, up nine basis points from a year ago and five basis points from the fourth quarter 2015. Loan yields were 10 basis points higher on a sequential basis, largely reflecting variable loans repricing to higher short-term rates, while loan fees moderated from fourth quarter's levels. Deposit costs increased by three basis points compared to the fourth quarter 2015, primarily impacted by the repricing of deposits indexed to the federal funds rate.

Noninterest income was $33.6 million in the first quarter 2016, comparable to the first quarter 2015 and increasing 3 percent from the fourth quarter 2015. First quarter 2015 included a $4.1 million gain on a branch sale. Treasury management fees were $8.2 million in the first quarter 2016, up 12 percent from the first quarter 2015 and 4 percent from the fourth quarter 2015, primarily reflecting the onboarding of new commercial clients. Syndication fees were $5.4 million in the first quarter 2016, up from $2.6 million in the first quarter 2015 and $4.8 million in the fourth quarter 2015. Syndication fees vary from quarter to quarter depending on the level and mix of loans originated and distributed as well as market conditions.

Capital markets revenue for the first quarter 2016 reflected a negative credit valuation adjustment (CVA) of $1.9 million, compared to a positive CVA of $1.0 million for the fourth quarter 2015. Excluding the CVA impact for all periods, capital markets revenue was $7.1 million in the first quarter 2016, increasing $1.8 million from the fourth quarter 2015. Activity was influenced by the rise in short-term rates and some clients taking advantage of attractive market opportunities to purchase interest rate derivatives.

Asset management revenue was $4.7 million in the first quarter 2016, compared to $4.4 million for the first quarter 2015 and the fourth quarter 2015. Assets under management and administration (AUMA) were $9.6 billion as of March 31, 2016, compared to $7.3 billion a year ago and at December 31, 2015. The increase in AUMA largely reflects the addition of a sizable custodial account during the first quarter 2016.

Expenses

Noninterest expense was $90.5 million for the first quarter 2016, increasing 9 percent from the first quarter 2015 and the fourth quarter 2015. The efficiency ratio was 51.9 percent for the first quarter 2016, compared to 53.1 percent for the first quarter 2015 and 48.7 percent for the fourth quarter 2015.

First quarter 2016 salaries and benefits expense increased $5.7 million compared to the fourth quarter 2015, primarily related to seasonally higher payroll taxes and benefits attributable to incentive compensation payments. Compared to the first quarter 2015, compensation expense increased $6.0 million, largely reflecting additional hires made over the last year and annual salary adjustments. Other expenses includes the provision for unfunded commitments, which was $595,000 for the first quarter 2016, compared to a release of reserves of $3.5 million for fourth quarter 2015, largely attributable to an individual credit reserved for in third quarter 2015.

The effective tax rate for the first quarter 2016 was 35.0 percent, compared to 37.8 percent for the first quarter 2015 and 37.5 percent for the fourth quarter 2015. The lower tax rate in the first quarter 2016 was primarily attributable to net tax benefits of $1.5 million, largely related to the adoption of a new accounting standard regarding income taxes associated with share-based compensation.

Credit Quality

The allowance for loan losses was $165.4 million, or 1.23 percent of total loans, at March 31, 2016, compared to $160.7 million, or 1.21 percent of total loans, at December 31, 2015. The provision for loan losses was $6.4 million for the first quarter 2016, increasing $945,000 from the first quarter 2015 and $3.5 million from the fourth quarter 2015. Annualized net charge-offs to average loans were 0.05 percent for the first quarter 2016, comparable to the first quarter 2015 and 0.15 percent for the fourth quarter 2015.

Nonperforming assets were 0.42 percent of total assets at March 31, 2016, compared to 0.35 percent at December 31, 2015. At March 31, 2016, nonperforming loans were $59.1 million, increasing $5.3 million from December 31, 2015. OREO increased $7.5 million to $14.8 million at March 31, 2016.

Balance Sheet

Total assets were $17.7 billion at March 31, 2016, compared to $16.4 billion at March 31, 2015, and $17.3 billion at December 31, 2015. Total loans of $13.5 billion increased $1.3 billion from March 31, 2015, and $191.2 million from December 31, 2015. Loan growth for the first quarter 2016 included loans to new clients of $396.6 million, offset in part by higher-than-average payoffs and lower revolver usage. At March 31, 2016, commercial loans represented 65 percent of total loans, and commercial real estate and construction loans represented 29 percent of total loans, consistent with December 31, 2015.

Total liabilities were $15.9 billion at March 31, 2016, compared to $14.8 billion at March 31, 2015, and $15.6 billion at December 31, 2015. Total deposits were $14.5 billion at March 31, 2016, increasing 3 percent from March 31, 2015, and 1 percent from December 31, 2015. Noninterest-bearing demand deposits increased $402.0 million from March 31, 2015, representing 30 percent of total deposits at March 31, 2016, compared to 28 percent a year ago and 30 percent at December 31, 2015. At March 31, 2016, the loan-to-deposit ratio was 93 percent, compared to 86 percent as of March 31, 2015, and 92 percent as of December 31, 2015.

Capital

As of March 31, 2016, the total risk-based capital ratio was 12.56 percent, the Tier 1 risk-based capital ratio was 10.76 percent, and the leverage ratio was 10.50 percent. The common equity Tier 1 ratio was 9.76 percent and the tangible common equity ratio was 9.51 percent at the end of the first quarter 2016.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call Thursday, April 21, 2016, at 10 a.m. CT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode #72434311. A live webcast of the call can be accessed at investor.theprivatebank.com. A rebroadcast will be available at that website and by telephone by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode #72434311 beginning approximately two hours after the call until midnight ET May 5, 2016.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of March 31, 2016, the Company had 35 offices in 12 states and $17.7 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•	uncertainty regarding geopolitical developments and the U.S. and global economic outlook that may continue to impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	competitive pressures in the financial services industry relating to both pricing and loan structures, which may impact our growth rate;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	unanticipated changes in monetary policies of the Federal Reserve or significant adjustments in the pace of, or market expectations for, future interest rate changes;

•	availability of sufficient and cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance or regulatory costs and burdens;

•	the impact of possible future acquisitions, if any, including the costs and burdens of integration efforts; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers.

Forward-looking statements are subject to risks, assumptions and uncertainties and could be significantly affected by many factors, including those set forth in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our Annual Report on Form 10-K for our fiscal year ended December 31, 2015, as well as those set forth in our subsequent periodic and current reports filed with the SEC. These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	1Q16	4Q15	3Q15	2Q15	1Q15
Interest Income
Loans, including fees	$140,067	$137,006	$132,106	$125,647	$122,702
Federal funds sold and interest-bearing deposits in banks	340	229	168	245	261
Securities:
Taxable	15,210	14,587	13,599	13,541	13,556
Exempt from Federal income taxes	2,333	2,306	2,177	1,981	1,806
Other interest income	150	115	69	63	48
Total interest income	158,100	154,243	148,119	141,477	138,373
Interest Expense
Deposits	13,141	12,364	11,838	11,649	11,255
Short-term borrowings	230	201	24	234	197
Long-term debt	5,211	5,087	5,048	4,972	4,928
Total interest expense	18,582	17,652	16,910	16,855	16,380
Net interest income	139,518	136,591	131,209	124,622	121,993
Provision for loan and covered loan losses	6,402	2,831	4,197	2,116	5,646
Net interest income after provision for loan and covered loan losses	133,116	133,760	127,012	122,506	116,347
Non-interest Income
Asset management	4,725	4,392	4,462	4,741	4,363
Mortgage banking	2,969	2,812	3,340	4,152	3,775
Capital markets products	5,199	6,341	3,098	4,919	4,172
Treasury management	8,174	7,878	8,010	7,421	7,327
Loan, letter of credit and commitment fees	5,200	4,958	5,670	4,914	5,106
Syndication fees	5,434	4,844	4,364	5,375	2,622
Deposit service charges and fees and other income	1,370	1,394	1,585	1,538	5,617
Net securities gains (losses)	531	29	260	(1)	534
Total non-interest income	33,602	32,648	30,789	33,059	33,516
Non-interest Expense
Salaries and employee benefits	58,339	52,619	50,019	50,020	52,361
Net occupancy and equipment expense	7,215	7,127	7,098	7,055	6,934
Technology and related costs	5,293	5,221	4,665	4,524	4,351
Marketing	4,404	4,196	3,682	4,666	3,578
Professional services	2,994	2,746	3,679	2,585	2,310
Outsourced servicing costs	1,840	1,994	1,786	2,034	1,680
Net foreclosed property expenses	566	1,217	1,080	585	1,328
Postage, telephone, and delivery	840	964	857	899	862
Insurance	3,820	3,644	3,667	3,450	3,211
Loan and collection expense	1,532	1,754	2,324	2,210	2,268
Other expenses	3,650	1,538	6,318	3,869	4,262
Total non-interest expense	90,493	83,020	85,175	81,897	83,145
Income before income taxes	76,225	83,388	72,626	73,668	66,718
Income tax provision	26,673	31,251	27,358	27,246	25,234
Net income available to common stockholders	$49,552	$52,137	$45,268	$46,422	$41,484
Per Common Share Data
Basic earnings per share	$0.63	$0.66	$0.58	$0.59	$0.53
Diluted earnings per share	$0.62	$0.65	$0.57	$0.58	$0.52
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	78,550	78,366	78,144	77,942	77,407
Weighted-average diluted common shares outstanding	79,856	79,738	79,401	79,158	78,512
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Consolidated Balance Sheets
(Dollars in thousands)
	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
	Unaudited	Audited	Unaudited	Unaudited	Unaudited
Assets
Cash and due from banks	$133,001	$145,147	$145,477	$185,983	$158,431
Federal funds sold and interest-bearing deposits in banks	337,465	238,511	231,600	192,531	799,953
Loans held-for-sale	64,029	108,798	76,225	54,263	89,461
Securities available-for-sale, at fair value	1,831,848	1,765,366	1,703,926	1,698,233	1,631,237
Securities held-to-maturity, at amortized cost	1,456,760	1,355,283	1,293,433	1,199,120	1,159,853
Federal Home Loan Bank ("FHLB") stock	38,113	26,613	30,740	25,854	28,556
Loans – excluding covered assets, net of unearned fees	13,457,665	13,266,475	13,079,314	12,543,281	12,170,484
Allowance for loan losses	(165,356)	(160,736)	(162,868)	(157,051)	(156,610)
Loans, net of allowance for loan losses and unearned fees	13,292,309	13,105,739	12,916,446	12,386,230	12,013,874
Covered assets	25,769	26,954	28,559	30,529	32,191
Allowance for covered loan losses	(5,526)	(5,712)	(6,337)	(6,332)	(6,021)
Covered assets, net of allowance for covered loan losses	20,243	21,242	22,222	24,197	26,170
Other real estate owned, excluding covered assets	14,806	7,273	12,760	15,084	15,625
Premises, furniture, and equipment, net	41,717	42,405	38,265	37,672	38,544
Accrued interest receivable	47,349	45,482	43,064	43,442	41,202
Investment in bank owned life insurance	57,011	56,653	56,292	55,926	55,561
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	2,890	3,430	4,008	4,586	5,230
Derivative assets	66,406	40,615	59,978	47,442	56,607
Other assets (1)	169,384	196,250	159,531	154,672	140,361
Total assets (1)	$17,667,372	$17,252,848	$16,888,008	$16,219,276	$16,354,706
Liabilities
Deposits:
Noninterest-bearing	$4,338,177	$4,355,700	$4,068,816	$3,702,377	$3,936,181
Interest-bearing	10,126,692	9,989,892	9,828,923	9,686,559	10,165,547
Total deposits	14,464,869	14,345,592	13,897,739	13,388,936	14,101,728
Short-term borrowings	602,365	372,467	514,121	434,695	258,788
Long-term debt (1)	688,238	688,215	688,191	688,169	338,146
Accrued interest payable	6,630	7,080	6,509	7,543	7,004
Derivative liabilities	22,498	18,229	21,967	24,696	26,967
Other liabilities	114,781	122,314	111,482	90,441	82,644
Total liabilities (1)	15,899,381	15,553,897	15,240,009	14,634,480	14,815,277
Equity
Common stock	78,894	78,439	78,197	78,047	77,968
Treasury stock	(4,389)	(103)	(63)	(29)	(5,560)
Additional paid-in capital	1,078,470	1,071,674	1,060,274	1,051,778	1,047,227
Retained earnings	580,418	531,682	480,342	435,872	390,247
Accumulated other comprehensive income, net of tax	34,598	17,259	29,249	19,128	29,547
Total equity	1,767,991	1,698,951	1,647,999	1,584,796	1,539,429
Total liabilities and equity (1)	$17,667,372	$17,252,848	$16,888,008	$16,219,276	$16,354,706

(1)	Prior period amounts have been updated to reflect the first quarter 2016 adoption of Accounting Standard Update ("ASU") 2015-03 and ASU 2015-15 related to debt issuance costs.

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	1Q16		4Q15		3Q15		2Q15		1Q15
Selected Statement of Income Data:
Net interest income	$139,518		$136,591		$131,209		$124,622		$121,993
Net revenue (1)(2)	$174,337		$170,445		$163,134		$158,717		$156,453
Operating profit (1)(2)	$83,844		$87,425		$77,959		$76,820		$73,308
Provision for loan and covered loan losses	$6,402		$2,831		$4,197		$2,116		$5,646
Income before income taxes	$76,225		$83,388		$72,626		$73,668		$66,718
Net income available to common stockholders	$49,552		$52,137		$45,268		$46,422		$41,484
Per Common Share Data:
Basic earnings per share	$0.63		$0.66		$0.58		$0.59		$0.53
Diluted earnings per share	$0.62		$0.65		$0.57		$0.58		$0.52
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$22.29		$21.48		$20.90		$20.13		$19.61
Tangible book value (period end) (1)(2)	$21.07		$20.25		$19.65		$18.88		$18.35
Market value (period end)	$38.60		$41.02		$38.33		$39.82		$35.17
Book value multiple (period end)	1.73	x	1.91	x	1.83	x	1.98	x	1.79	x
Share Data:
Weighted-average common shares outstanding	78,550		78,366		78,144		77,942		77,407
Weighted-average diluted common shares outstanding	79,856		79,738		79,401		79,158		78,512
Common shares issued (period end)	79,443		79,099		78,865		78,718		78,654
Common shares outstanding (period end)	79,322		79,097		78,863		78,717		78,494
Performance Ratio:
Return on average common equity	11.40%		12.29%		11.05%		11.85%		11.05%
Return on average assets	1.15%		1.21%		1.09%		1.15%		1.07%
Return on average tangible common equity (1)(2)	12.16%		13.13%		11.85%		12.75%		11.94%
Net interest margin (1)(2)	3.30%		3.25%		3.23%		3.17%		3.21%
Fee revenue as a percent of total revenue (1)	19.16%		19.28%		18.88%		20.97%		21.28%
Non-interest income to average assets	0.78%		0.75%		0.74%		0.82%		0.86%
Non-interest expense to average assets	2.09%		1.92%		2.04%		2.03%		2.14%
Net overhead ratio (1)	1.32%		1.16%		1.30%		1.21%		1.27%
Efficiency ratio (1)(2)	51.91%		48.71%		52.21%		51.60%		53.14%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	93.04%		92.48%		94.11%		93.68%		86.30%
Average interest-earning assets to average interest-bearing liabilities	153.64%		152.94%		149.67%		144.67%		144.69%
Capital Ratios (period end):
Total risk-based capital (1)	12.56%		12.37%		12.28%		12.41%		12.29%
Tier 1 risk-based capital (1)	10.76%		10.56%		10.39%		10.49%		10.34%
Tier 1 leverage ratio (1)	10.50%		10.35%		10.35%		10.24%		10.16%
Common equity Tier 1 (1)	9.76%		9.54%		9.35%		9.41%		9.23%
Tangible common equity to tangible assets (1)(2)	9.51%		9.34%		9.23%		9.22%		8.86%
Total equity to total assets	10.01%		9.85%		9.75%		9.77%		9.41%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	1Q16	4Q15	3Q15	2Q15	1Q15
Additional Selected Information:
(Increase) decrease credit valuation adjustment on capital markets derivatives (1)	$(1,904)	$1,043	$(1,227)	$616	$(805)
Salaries and employee benefits:
Salaries and wages	$28,963	$28,113	$28,143	$27,461	$27,002
Share-based costs	6,357	4,871	4,509	4,316	5,143
Incentive compensation and commissions	13,307	14,676	13,308	13,091	11,062
Payroll taxes, insurance and retirement costs	9,712	4,959	4,059	5,152	9,154
Total salaries and employee benefits	$58,339	$52,619	$50,019	$50,020	$52,361
Loan and collection expense:
Loan origination and servicing expense	$1,297	$1,445	$1,522	$1,607	$1,626
Loan remediation expense	235	309	802	603	642
Total loan and collection expense	$1,532	$1,754	$2,324	$2,210	$2,268
Assets under management and administration (AUMA):
Personal managed	$1,867,572	$1,872,737	$1,839,829	$1,892,973	$1,897,644
Corporate and institutional managed	1,592,394	1,787,187	1,800,522	1,883,166	1,826,215
Total managed assets	3,459,966	3,659,924	3,640,351	3,776,139	3,723,859
Custody assets	6,161,827	3,631,149	3,519,364	3,682,388	3,604,333
Total AUMA	$9,621,793	$7,291,073	$7,159,715	$7,458,527	$7,328,192

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	1Q16	4Q15	3Q15	2Q15	1Q15
Basic earnings per common share
Net income	$49,552	$52,137	$45,268	$46,422	$41,484
Net income allocated to participating stockholders (2)	(425)	(412)	(354)	(366)	(463)
Net income allocated to common stockholders	$49,127	$51,725	$44,914	$46,056	$41,021
Weighted-average common shares outstanding	78,550	78,366	78,144	77,942	77,407
Basic earnings per common share	$0.63	$0.66	$0.58	$0.59	$0.53
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$49,134	$51,729	$44,922	$46,059	$41,028
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	78,550	78,366	78,144	77,942	77,407
Dilutive effect of stock awards	1,306	1,372	1,257	1,216	1,105
Weighted-average diluted common shares outstanding	79,856	79,738	79,401	79,158	78,512
Diluted earnings per common share	$0.62	$0.65	$0.57	$0.58	$0.52

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and performance share units, and restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	3/31/16	% of Total	12/31/15	% of Total	9/30/15	% of Total	6/30/15	% of Total	3/31/15	% of Total
	Unaudited		Audited		Unaudited		Unaudited		Unaudited
Commercial and industrial	$6,812,596	51%	$6,747,389	51%	$6,654,268	51%	$6,397,736	51%	$6,213,029	51%
Commercial - owner-occupied CRE	1,865,242	14%	1,888,238	14%	2,017,733	16%	2,048,489	16%	1,977,601	16%
Total commercial	8,677,838	65%	8,635,627	65%	8,672,001	67%	8,446,225	67%	8,190,630	67%
Commercial real estate	2,705,694	20%	2,629,873	20%	2,545,143	19%	2,432,608	19%	2,411,359	20%
Commercial real estate - multi-family	764,292	5%	722,637	5%	704,195	5%	561,924	5%	492,695	4%
Total commercial real estate	3,469,986	25%	3,352,510	25%	3,249,338	24%	2,994,532	24%	2,904,054	24%
Construction	537,304	4%	522,263	4%	412,688	3%	371,096	3%	357,258	3%
Residential real estate	477,263	4%	461,412	4%	439,005	3%	415,826	3%	376,741	3%
Home equity	126,096	1%	129,317	1%	133,122	1%	137,461	1%	138,734	1%
Personal	169,178	1%	165,346	1%	173,160	2%	178,141	2%	203,067	2%
Total loans	$13,457,665	100%	$13,266,475	100%	$13,079,314	100%	$12,543,281	100%	$12,170,484	100%
Total new loans to new clients (2)	$396,599		$498,496		$399,209		$344,356		$385,777

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	March 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
Manufacturing	$1,830,084	21%	$1,810,085	21%
Healthcare	1,707,426	20%	1,807,764	21%
Finance and insurance	1,368,563	16%	1,333,363	15%
Wholesale trade	774,917	9%	768,571	9%
Real estate, rental and leasing	607,346	7%	542,437	6%
Professional, scientific and technical services	566,940	7%	574,278	7%
Administrative and support and waste management and remediation	469,752	5%	481,827	5%
Architecture, engineering and construction	274,190	3%	252,351	3%
Telecommunication and publishing	212,640	2%	203,994	2%
Retail	211,625	2%	228,935	3%
All other (1)	654,355	8%	632,022	8%
Total commercial (2)	$8,677,838	100%	$8,635,627	100%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 2%.

(2)	Includes owner-occupied commercial real estate of $1.9 billion at both March 31, 2016 an December 31, 2015.

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	March 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Retail	$761,470	22%	$763,179	23%
Multi-family	764,292	22%	722,637	22%
Office	595,651	17%	572,711	17%
Healthcare	355,383	10%	335,918	10%
Industrial/warehouse	334,671	10%	319,958	9%
Land	241,158	7%	247,190	7%
Residential 1-4 family	92,252	3%	86,214	3%
Mixed use/other	325,109	9%	304,703	9%
Total commercial real estate	$3,469,986	100%	$3,352,510	100%
Construction
Multi-family	$152,060	28%	$130,020	25%
Healthcare	118,729	22%	62,460	12%
Retail	84,485	16%	107,327	21%
Office	60,259	11%	84,459	16%
Condominiums	42,851	8%	37,451	7%
Industrial/warehouse	38,631	7%	46,530	9%
Residential 1-4 family	18,561	4%	21,849	4%
Mixed use/other	21,728	4%	32,167	6%
Total construction	$537,304	100%	$522,263	100%

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	1Q16	4Q15	3Q15	2Q15	1Q15
Credit Quality Key Ratios
Net charge-offs (recoveries) (annualized) to average loans	0.05%	0.15%	-0.05%	0.05%	0.05%
Nonperforming loans to total loans	0.44%	0.41%	0.34%	0.45%	0.58%
Nonperforming loans to total assets	0.33%	0.31%	0.26%	0.35%	0.43%
Nonperforming assets to total assets	0.42%	0.35%	0.34%	0.44%	0.53%
Allowance for loan losses to:
Total loans	1.23%	1.21%	1.25%	1.25%	1.29%
Nonperforming loans	280%	299%	370%	278%	221%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	59,070	53,749	43,982	56,574	71,018
OREO	14,806	7,273	12,760	15,084	15,625
Total nonperforming assets	$73,876	$61,022	$56,742	$71,658	$86,643
Restructured loans accruing interest	$28,835	$16,546	$25,697	$36,686	$22,368
Loans past due and still accruing
30-59 days	$14,772	$7,452	$2,236	$2,151	$6,673
60-89 days	960	1,615	4,184	672	2,544
Total loans past due and still accruing	$15,732	$9,067	$6,420	$2,823	$9,217
Special mention loans	$121,239	$120,028	$146,827	$132,441	$102,651
Potential problem loans	$136,322	$132,398	$127,950	$137,757	$107,038

Nonperforming Loans Rollforward
Beginning balance	$53,749	$43,982	$56,574	$71,018	$67,544
Additions:
New nonaccrual loans	24,720	19,969	1,127	6,884	16,279
Reductions:
Return to performing status	(907)	(614)	(998)	—	(97)
Paydowns and payoffs, net of advances	(6,920)	(997)	(8,807)	(15,800)	(4,841)
Net sales	—	(393)	(1,990)	(317)	(2,407)
Transfer to OREO	(9,294)	(1,141)	(954)	(1,996)	(2,152)
Transfer to loans held for sale	—	(667)	—	—	—
Charge-offs	(2,278)	(6,390)	(970)	(3,215)	(3,308)
Total reductions	(19,399)	(10,202)	(13,719)	(21,328)	(12,805)
Balance at end of period	$59,070	$53,749	$43,982	$56,574	$71,018

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
March 31, 2016
Commercial	$111,224	1.3%	$129,776	1.5%	$41,374	0.5%	$8,677,838
Commercial real estate	2,600	0.1%	119	*	8,242	0.2%	3,469,986
Construction	—	—%	—	—%	—	—%	537,304
Residential real estate	6,275	1.3%	5,621	1.2%	3,900	0.8%	477,263
Home equity	555	0.4%	789	0.6%	5,543	4.4%	126,096
Personal	585	0.3%	17	*	11	*	169,178
Total	$121,239	0.9%	$136,322	1.0%	$59,070	0.4%	$13,457,665
December 31, 2015
Commercial	$85,217	1.0%	$124,654	1.4%	$32,794	0.4%	$8,635,627
Commercial real estate	27,580	0.8%	121	*	8,501	0.3%	3,352,510
Construction	—	—%	—	—%	—	—%	522,263
Residential real estate	5,988	1.3%	5,031	1.1%	4,762	1.0%	461,412
Home equity	623	0.5%	2,451	1.9%	7,671	5.9%	129,317
Personal	620	0.4%	141	0.1%	21	*	165,346
Total	$120,028	0.9%	$132,398	1.0%	$53,749	0.4%	$13,266,475

Reserve for Unfunded Commitments (2)
(Amounts in thousands)
(Unaudited)
	1Q16	4Q15	3Q15	2Q15	1Q15
Balance at beginning of period	$11,759	$15,209	$13,157	$12,650	$12,274
Provision (release) for unfunded commitments	595	(3,450)	2,048	507	376
Recovery of unfunded commitments	—	—	4	—	—
Balance at end of period	$12,354	$11,759	$15,209	$13,157	$12,650
Unfunded commitments, excluding covered assets, at period end	$6,361,917	$6,468,324	$6,176,419	$6,003,609	$6,096,084
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	Refer to Glossary of Terms for definition.

(2)
Unfunded commitments include commitments to extend credit, standby letters of credit and commercial letters of credit. Unfunded commitments related to covered assets are excluded as they are covered under a loss sharing agreement with the FDIC.

*	Less than 0.1%.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	1Q16	4Q15	3Q15	2Q15	1Q15
Change in allowance for loan losses:
Balance at beginning of period	$160,736	$162,868	$157,051	$156,610	$152,498
Loans charged-off:
Commercial	(78)	(5,654)	(661)	(2,921)	(2,202)
Commercial real estate	(1,497)	(298)	(175)	(98)	(887)
Residential real estate	(484)	(166)	(97)	(194)	(37)
Home equity	(192)	(260)	(85)	—	(371)
Personal	(150)	(15)	(6)	(28)	(10)
Total charge-offs	(2,401)	(6,393)	(1,024)	(3,241)	(3,507)
Recoveries on loans previously charged-off:
Commercial	187	786	2,115	984	511
Commercial real estate	296	205	134	272	598
Construction	19	11	10	164	19
Residential real estate	19	16	198	47	57
Home equity	34	314	50	73	70
Personal	30	12	131	86	873
Total recoveries	585	1,344	2,638	1,626	2,128
Net (charge-offs) recoveries	(1,816)	(5,049)	1,614	(1,615)	(1,379)
Provisions charged to operating expenses	6,436	2,917	4,203	2,056	5,491
Balance at end of period	$165,356	$160,736	$162,868	$157,051	$156,610
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$116,017	$113,161	$115,543	$110,255	$98,230
Commercial real estate	28,895	26,454	24,836	26,108	29,405
Construction	4,931	5,441	4,397	3,816	4,026
Residential real estate	3,800	3,700	3,772	4,651	4,793
Home equity	2,651	2,638	2,713	2,750	2,296
Personal	2,311	2,080	2,535	2,003	2,224
Total allocated	158,605	153,474	153,796	149,583	140,974
Specific reserve	6,751	7,262	9,072	7,468	15,636
Total	$165,356	$160,736	$162,868	$157,051	$156,610
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	70%	70%	70%	70%	63%
Commercial real estate	18%	17%	15%	17%	19%
Construction	3%	3%	3%	2%	3%
Residential real estate	2%	2%	2%	3%	3%
Home equity	2%	2%	2%	2%	1%
Personal	1%	1%	2%	1%	1%
Total allocated	96%	95%	94%	95%	90%
Specific reserve	4%	5%	6%	5%	10%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.23%	1.21%	1.25%	1.25%	1.29%
Nonperforming loans	280%	299%	370%	278%	221%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)
	3/31/16	% of Total	12/31/15	% of Total	9/30/15	% of Total	6/30/15	% of Total	3/31/15	% of Total
	Unaudited		Audited		Unaudited		Unaudited		Unaudited
Noninterest-bearing demand deposits	$4,338,177	30%	$4,355,700	30%	$4,068,816	29%	$3,702,377	28%	$3,936,181	28%
Interest-bearing demand deposits	1,445,368	10%	1,503,372	11%	1,264,201	9%	1,304,270	10%	1,498,810	11%
Savings deposits	410,891	3%	377,191	3%	356,694	3%	329,258	2%	331,796	2%
Money market accounts	6,132,695	42%	5,919,252	41%	5,892,791	42%	5,663,030	42%	5,824,535	41%
Time deposits	2,137,738	15%	2,190,077	15%	2,315,237	17%	2,390,001	18%	2,510,406	18%
Total deposits	$14,464,869	100%	$14,345,592	100%	$13,897,739	100%	$13,388,936	100%	$14,101,728	100%
Total new deposits from new clients (1)	$274,349		$198,980		$356,399		$251,361		$302,849

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Noninterest-bearing demand deposits	$324,782	$381,723	$371,675	$231,193	$264,493
Interest-bearing demand deposits	250,123	242,466	266,133	304,876	323,094
Savings	1,110	974	948	—	—
Money market accounts	1,824,525	1,818,091	1,903,413	1,926,246	1,891,590
Time deposits:
Traditional	437,391	437,235	576,859	624,137	673,944
CDARS (1)	197,198	208,086	228,436	348,073	458,192
Other	50,676	74,954	87,463	90,438	87,732
Total time deposits	685,265	720,275	892,758	1,062,648	1,219,868
Total brokered deposits	$3,085,805	$3,163,529	$3,434,927	$3,524,963	$3,699,045
Brokered deposits as a % of total deposits	21%	22%	25%	26%	26%

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$277,624	$340	0.49%	$316,349	$229	0.28%	$420,844	$261	0.25%
Securities:
Taxable	2,696,568	15,210	2.26%	2,560,038	14,587	2.28%	2,362,725	13,556	2.30%
Tax-exempt (2)	445,677	3,550	3.19%	444,339	3,512	3.16%	347,856	2,750	3.16%
Total securities	3,142,245	18,760	2.39%	3,004,377	18,099	2.41%	2,710,581	16,306	2.41%
FHLB stock	27,076	150	2.19%	26,025	115	1.74%	28,664	48	0.67%
Loans, excluding covered assets:
Commercial	8,653,066	95,193	4.35%	8,696,086	94,345	4.25%	8,096,853	84,992	4.20%
Commercial real estate	3,378,391	32,368	3.79%	3,291,094	31,226	3.71%	2,887,159	27,586	3.82%
Construction	574,879	5,634	3.88%	507,444	4,918	3.79%	388,437	3,798	3.91%
Residential	492,031	4,501	3.66%	471,378	4,158	3.53%	386,106	3,488	3.61%
Personal and home equity	294,415	2,261	3.09%	291,524	2,177	2.96%	342,088	2,481	2.94%
Total loans, excluding covered assets (3)	13,392,782	139,957	4.14%	13,257,526	136,824	4.04%	12,100,643	122,345	4.05%
Covered assets (4)	25,932	110	1.71%	27,681	182	2.61%	32,801	357	4.41%
Total interest-earning assets (2)	16,865,659	$159,317	3.74%	16,631,958	$155,449	3.67%	15,293,533	$139,317	3.65%
Cash and due from banks	174,649			188,286			171,330
Allowance for loan and covered loan losses	(169,243)			(171,277)			(160,550)
Other assets	521,724			512,251			486,600
Total assets	$17,392,789			$17,161,218			$15,790,913
Liabilities and Equity :
Interest-bearing demand deposits	$1,487,752	$1,107	0.30%	$1,426,603	$936	0.26%	$1,524,124	$1,006	0.27%
Savings deposits	393,042	466	0.48%	368,087	430	0.46%	325,615	312	0.39%
Money market accounts	5,999,516	5,896	0.39%	5,946,834	5,057	0.34%	5,538,192	4,298	0.31%
Time deposits	2,157,421	5,672	1.05%	2,262,252	5,941	1.04%	2,560,036	5,639	0.89%
Total interest-bearing deposits	10,037,731	13,141	0.52%	10,003,776	12,364	0.49%	9,947,967	11,255	0.46%
Short-term borrowings	251,088	230	0.36%	176,165	201	0.45%	276,841	197	0.28%
Long-term debt	688,227	5,211	3.02%	694,788	5,087	2.91%	344,788	4,928	5.72%
Total interest-bearing liabilities	10,977,046	18,582	0.68%	10,874,729	17,652	0.64%	10,569,596	16,380	0.63%
Noninterest-bearing demand deposits	4,469,405			4,420,246			3,552,717
Other liabilities	198,807			182,759			146,199
Equity	1,747,531			1,683,484			1,522,401
Total liabilities and equity	$17,392,789			$17,161,218			$15,790,913
Net interest spread (2)(5)			3.06%			3.03%			3.02%
Contribution of noninterest-bearing sources of funds			0.24%			0.22%			0.19%
Net interest income/margin (2)(5)		140,735	3.30%		137,797	3.25%		122,937	3.21%
Less: tax equivalent adjustment		1,217			1,206			944
Net interest income, as reported		$139,518			$136,591			$121,993

(1)	Interest income included $7.9 million, $9.2 million, and $7.5 million in loan fees for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $53.7 million, $48.9 million, and $69.3 million for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively. Interest foregone on impaired loans was estimated to be approximately $546,000, $488,000 and $671,000 for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Three Months Ended
	2016	2015
	March 31	December 31	September 30	June 30	March 31
Taxable-equivalent net interest income
U.S. GAAP net interest income	$139,518	$136,591	$131,209	$124,622	$121,993
Taxable-equivalent adjustment	1,217	1,206	1,136	1,036	944
Taxable-equivalent net interest income (a)	$140,735	$137,797	$132,345	$125,658	$122,937

Average Earning Assets (b)	$16,865,659	$16,631,958	$16,050,598	$15,703,136	$15,293,533

Net Interest Margin ((a) annualized) / (b)	3.30%	3.25%	3.23%	3.17%	3.21%

Net Revenue
Taxable-equivalent net interest income	$140,735	$137,797	$132,345	$125,658	$122,937
U.S. GAAP non-interest income	33,602	32,648	30,789	33,059	33,516
Net revenue (c)	$174,337	$170,445	$163,134	$158,717	$156,453

Operating Profit
U.S. GAAP income before income taxes	$76,225	$83,388	$72,626	$73,668	$66,718
Provision for loan and covered loan losses	6,402	2,831	4,197	2,116	5,646
Taxable-equivalent adjustment	1,217	1,206	1,136	1,036	944
Operating profit	$83,844	$87,425	$77,959	$76,820	$73,308

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$90,493	$83,020	$85,175	$81,897	$83,145
Net revenue	$174,337	$170,445	$163,134	$158,717	$156,453
Efficiency ratio (d) / (c)	51.91%	48.71%	52.21%	51.60%	53.14%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$49,552	$52,137	$45,268	$46,422	$41,484
Amortization of intangibles, net of tax	331	357	353	398	397
Adjusted net income (e)	$49,883	$52,494	$45,621	$46,820	$41,881

Average Tangible Common Equity
U.S. GAAP average total equity	$1,747,531	$1,683,484	$1,625,982	$1,571,896	$1,522,401
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	3,153	3,711	4,291	4,897	5,551
Average tangible common equity (f)	$1,650,337	$1,585,732	$1,527,650	$1,472,958	$1,422,809

Return on average tangible common equity ((e) annualized) / (f)	12.16%	13.13%	11.85%	12.75%	11.94%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	As of
	2016	2015
	March 31	December 31	September 30	June 30	March 31
Tangible Common Equity
U.S. GAAP total equity	$1,767,991	$1,698,951	$1,647,999	$1,584,796	$1,539,429
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	2,890	3,430	4,008	4,586	5,230
Tangible common equity (g)	$1,671,060	$1,601,480	$1,549,950	$1,486,169	$1,440,158

Tangible Assets
U.S. GAAP total assets (1)	$17,667,372	$17,252,848	$16,888,008	$16,219,276	$16,354,706
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	2,890	3,430	4,008	4,586	5,230
Tangible assets (1) (h)	$17,570,441	$17,155,377	$16,789,959	$16,120,649	$16,255,435

Period-end Common Shares Outstanding (i)	79,322	79,097	78,863	78,717	78,494

Ratios:
Tangible common equity to tangible assets (g) / (h)	9.51%	9.34%	9.23%	9.22%	8.86%
Tangible book value (g) / (i)	$21.07	$20.25	$19.65	$18.88	$18.35

(1)	Prior period amounts have been updated to reflect the first quarter 2016 adoption of Accounting Standard Update ("ASU") 2015-03 and ASU 2015-15 related to debt issuance costs.

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.